THE GSI GROUP, INC.

                 CORPORATE CODE OF CONDUCT AND COMPLIANCE POLICY

                               DATED APRIL 3, 2006








                              The GSI Group, Inc.'s
                 Corporate Code of Conduct and Compliance Policy applies to all associates of the Company, its divisions, and subsidiaries, regardless of location.








                                TABLE OF CONTENTS
                                -----------------


A  LETTER  FROM  THE  CHIEF  EXECUTIVE  OFFICER                                2
CONDUCTING  THE  COMPANY'S  BUSINESS                                           4
General                                                                        4
Dealing  with  Customers                                                       4
Dealing  with  Suppliers                                                       4
Dealing  with  Each  Other                                                     5
Gifts,  Meals  and  Entertainment                                              6
Consultants                                                                    6
Responsibility  to  the  Environment                                           6
Accurate  Records  and  Reporting                                              7
Derogatory  Statements                                                         7
Treatment  of  Confidential  Information  of  Others                           7
Privacy  of  Information  about  Associates                                    8
Use  of  Software                                                              8
Industrial  Espionage                                                          8
Political  Activity  and  Contributions                                        9
Improper  Payments  or  Activity                                               9
Antitrust  Laws                                                               10
International  Business                                                       10
Foreign  Corrupt  Practices  Act                                              11
Export  Controls                                                              11
Antiboycott                                                                   12
Summary                                                                       12
Legal  Compliance                                                             13
YOUR  RESPONSIBILITIES  TO  THE  COMPANY                                      14
Harassment  Free  Workplace                                                   14
Conflict  of  Interest                                                        14
Outside  Activities                                                           15
Relationships  with  Fellow  Associates                                       15
Unauthorized  Use  of  Company  Property/Services                             15
Associate  Privacy                                                            15
Reporting  of  Hours  Worked                                                  15
Expense  Reports                                                              16
Quality                                                                       16
Safeguarding  Company  Assets                                                 16
Confidential  and  Proprietary  Information                                   16
Media  Contact  and  Public  Discussion                                       17
ASSISTANCE  AND  COMPLIANCE                                                   18
How  to  Raise  an  Ethical  Issue                                            18
Exceptions  to  this  Code                                                    18
Compliance  Reporting  and  Investigations                                    18
Disciplinary  Matters                                                         19
Individual  Judgment                                                          19
Other  Information  (Corporate  Policies  and  Procedures)                    19
CERTIFICATION  OF  COMPLIANCE                                                 21

                              A LETTER FROM THE CEO
                              ---------------------



At The GSI Group, Inc. (GSI), we believe that ethical conduct requires more than compliance with the laws, rules, and regulations that govern our business. We are a Company that values teamwork, assumes collective accountability for actions, embraces diversity, and shares leadership. We are an organization that is deeply committed to excellence and the pursuit of superior performance in every activity. The personal integrity of each of our associates is the underlying and supporting foundation for the ethics at GSI. Our Corporate Code of Conduct and Compliance Policy deals both with "doing things right" and with "the right thing to do." Both approaches are necessary to maintain our integrity at the personal level and the corporate level.

While maintaining sensitivity to the diverse social and cultural settings in which we conduct our business, GSI aims to set the standard for ethical conduct at all of our localities throughout the world. We will achieve this through behavior in accordance with six virtues: Honesty, Integrity, Respect, Trust, Responsibility, and Citizenship.

Honesty:  to be truthful in all our endeavors - to be honest and forthright with
-------
one another and with our associates, customers, suppliers, government representatives, and communities.

Integrity:  to  say  what  we mean, to deliver what we promise, and to stand for
---------
what  is  right.
--

Respect:  to  treat  one  another  with  dignity  and fairness, appreciating the
-------
diversity  of  our  workforce,  and  the  uniqueness  of  each  associate.
-----

Trust:  to  build  confidence  through  teamwork, and open candid communication.
-----

Responsibility:  to speak up - without fear of retribution - and report concerns
--------------
in the workplace, including violations of laws, regulations and Company policies, and seek clarification and guidance whenever there is doubt or concern.

Citizenship:  to  obey all the laws of the countries in which we do business and
-----------
to do our part to make the communities in which we live and work better places to live.

Our success is dependent on each of us being able to properly apply these ethical standards to our own behavior. The directions contained in this Code are intended to assist you in making the right choices when confronted with a difficult situation. By following them, you will help ensure we conduct our business for the benefit of everyone involved.

Individuals in management positions have a special responsibility to demonstrate and model high ethical standards in their behavior, and to create an environment that supports and expects ethical behavior from all associates. Questionable practices should always be challenged and support should always be provided to those who need it.

The Corporate Code of Conduct and Compliance Policy does not cover every situation, and guidelines sometimes have exceptions. It is your personal responsibility to become familiar with the Code and to prepare yourself to recognize situations which require assistance or clarification. If you are in doubt about the appropriate course of conduct in your daily business activity or question how GSI's standards and principles apply to a specific situation, you should ask your supervisor or a Vice President of Human Resources. A simple, early question can often clarify and avoid a potentially troubling situation.

My commitment to you is to listen and support each and every one of you as part of our team. My mission is to build our business on solid principles while providing for personal growth. Depending on your job responsibilities, you may or may not be familiar with me; however, there is never a good reason not to approach me if you need help or guidance. Upon reading our Corporate Code of Conduct and Compliance Policy, please remove the last page of this document, sign it, and return it to Human Resources (U.S. based associates) or the Managing Director (international locations).



______________________________
Richard  M.  Christman
Chief  Executive  Officer

                                 CONDUCTING THE
                                 --------------
                               COMPANY'S BUSINESS
                               ------------------


GENERAL
In conducting the business for the Company, you will be dealing with a variety of people and organizations including dealers, customers, suppliers and competitors, as well as community representatives, and fellow associates. All of our business relationships with them and each other should be based on honesty and fairness.

We want long-term mutually beneficial business relationships, and trustworthiness is essential to establish and keep them.

Be truthful in your representations of the Company. If there is a mistake or misunderstanding, correct it immediately.

DEALING  WITH  CUSTOMERS
Serving customers is the focal point of our business. Satisfying customers is the best way to ensure business success. We must continuously improve our quality.

We must provide products and services of the highest quality and value. We need to understand what represents "highest quality" in the eyes of the customer.

We  need to respond promptly and courteously to customer inquiries and requests.

We must work with customers to understand and anticipate their needs, and to identify and remove obstacles customers may see in doing business with us.

We must accurately represent our products and services in our marketing, advertising, and sales efforts.

DEALING  WITH  SUPPLIERS
Prospective  suppliers  must  have  a chance to compete fairly for our business.

We will select suppliers based on quality, delivery, and a commitment to working with us to continuously improve quality and costs.

DEALING  WITH  EACH  OTHER
Basic to our relationship with our fellow associates is the recognition of the value and worth of each individual and the necessity to provide a working climate which is protective of the well being of all associates.

All of us are responsible for being a good working neighbor. A manufacturing environment is a wonderful laboratory for learning to accept varying viewpoints, of learning to cooperate, of teaching respect for individual differences, of learning to give and take, of teaching respect of property, of learning to accept experiences with a sense of humor, or learning that most problems can work themselves out with patience.

GSI fully supports and enforces its legal responsibility to maintain a work place free from harassment and discrimination of any associate because of his or her sex, race, age, religion, national origin, or physical condition.

We will operate our business in such a way that associates feel that they are being treated fairly.

We will maintain a safe and healthy work environment. No job is so important that safety policies and procedures or legal obligations should be compromised. We can minimize the chances of anyone being hurt or injured on the job by complying fully with all federal, state and local health and safety laws and regulations as well as with some common sense practices. Each GSI associate must follow safety rules and procedures such as drivers and passengers wearing seatbelts in Company vehicles, operating equipment safely, etc. YOU SHOULD ADDRESS ANY SAFETY OR HEALTH CONCERNS WITH YOUR SUPERVISOR. THE DIRECTOR OF SAFETY WILL ALSO PROVIDE ADDITIONAL SUPPORT TO YOUR SUPERVISOR AS REQUESTED.

We will listen carefully. We value the opinions and experience of all associates, and will respect their diverse backgrounds and situations.

We  will  consult  with  people  impacted by proposed policy or process changes.

We will establish clear job requirements and provide coaching and performance feedback. We will clearly communicate work directions, and the reasons for those directions. If there is a question regarding your job requirements or performance, you should always feel free to discuss this with your supervisor. Open and clear communication can avoid potential problems and misunderstandings.

We  will  see  that  associates  have  the  training  required to do their jobs.

We will ordinarily fill positions from within the Company when qualified candidates are available.

We will maintain an "open door" so associates can express their views freely without fear of reprisal.

We will respect the privacy of associate information contained in Company files.

GIFTS,  MEALS  AND  ENTERTAINMENT
You may receive or give customary business amenities, such as meals, provided they are associated with a business purpose, reasonable in cost, appropriate as to time and place, and are such as not to influence or give the appearance of influencing the recipient. THESE BUSINESS AMENITIES, HOWEVER, SHOULD NOT BE GIVEN OR OFFERED TO GOVERNMENT OFFICIALS OR GOVERNMENT CONTRACTORS.

You  may  not  give  or  receive  gifts,  meals  or  entertainment  unless:

     They are appropriate to the circumstances of the business relationship, are of limited value, do not influence or give the appearance of influencing the recipient, and cannot be viewed as a bribe, kickback or payoff.
     They do not violate any law or generally accepted ethical standards including the standards of the recipient's organization.
     They  can  withstand  public  scrutiny  and  public  review.

Excessive entertainment is inherently compromising, and does not belong in our business relationships.

Under no circumstances may cash or its equivalent be given or received as a gift.

You must courteously decline or return any nominal gift (more than $25), favor or offer of excessive entertainment which violates these directions. Gifts of less than nominal value may be accepted if protocol, courtesy or other special circumstances exist, as sometimes happens with international transactions. However, all such gifts must be reported to the SBU leader in charge of the relevant business group who will determine if the associate may keep the gift, should return it, or whether it should more appropriately become corporate property. GSI personnel should courteously decline or return any kind of gift, favor, or offer of excessive value which violates this Code and inform the offeror of GSI's policy.

If you have any questions concerning the acceptance of a gift, entertainment or other favor, consult with the Chief Financial Officer.

CONSULTANTS
Consultants and agents retained by the Company should be informed of and given a copy of our Corporate Code of Conduct and Compliance Policy. They are expected to adhere to these same policies in the course of their work for us, and when they represent us.

Special care should be taken to ensure no conflict of interest exists, that the consultant is genuinely qualified and in the business for which retained, that the compensation is reasonable for the services being performed, and that there is a written agreement outlining the scope of work. This agreement should also state that the consultant agrees to abide with all applicable laws and report any conflicts of interest.

Consultants and agents may not be retained to do anything illegal or improper. WHAT YOU MAY NOT DO DIRECTLY YOU CANNOT DO INDIRECTLY BY ACTING THROUGH ANOTHER PARTY.

RESPONSIBILITY  TO  THE  ENVIRONMENT
As a Company and as associates, we must exercise good judgment with regard to the environmental aspects of our use of buildings and real estate, our manufacturing processes, and the design of our products. An important objective is to minimize the emission, generation, discharge and disposal of hazardous materials, and other waste. We must comply fully with all federal, state, and local environmental protection laws.

ACCURATE  RECORDS  AND  REPORTING
Accuracy and reliability in the preparations of all business records is mandated by law, and is of critical importance to the corporate decision-making process and to the proper discharge of GSI's financial and legal obligations. All business records, expense account vouchers, bills, invoices (both domestic and international), payroll documents, service records, reports to government agencies (including shippers' export declarations and international financing documentation), and other reports, books and records of GSI must be prepared with care and honesty. FALSE OR MISLEADING ENTRIES IN SUCH DOCUMENTS ARE UNLAWFUL, AND ARE NOT PERMITTED. ACTIONS OF THIS NATURE CAN LEAD TO TERMINATION OF THE ASSOCIATE. Compliance with accounting procedures and internal control procedures is required at all times. Associates should advise the responsible person in their department of any inadequacies they observe in such procedures. If an associate is aware of an act by another associate that has the appearance of violating a law, it is their obligation to bring this to the attention of their supervisor or directly to Human Resources if necessary.

NO PAYMENT SHALL BE APPROVED OR MADE WITH THE INTENTION OR UNDERSTANDING THAT IT IS TO BE USED FOR ANY PURPOSE OTHER THAN THAT DESCRIBED BY THE DOCUMENT SUPPORTING THE PAYMENT.

It is GSI's policy to establish and maintain a formal records management program to provide for the retention, protection, and disposition of Company records. Retention and disposition of Company records should be carried out in the normal course of business in accordance with established retention schedules. It is expected that all associates will comply with GSI's record management program. If necessary, contact the Vice President of Finance for guidelines.

DEROGATORY  STATEMENTS
No one should ever make false, misleading, or derogatory remarks about individuals, companies, organizations, or their products and services. In particular, do not degrade our competitors or their products, services, or associates. We should sell our products and services on their merits. If you make comparisons between our products or services and those of a competitor, they should be accurate and factual.

TREATMENT  OF  CONFIDENTIAL  INFORMATION  OF  OTHERS
Treat the intellectual property of GSI's customers, suppliers, and other firms with the same degree of care and respect with which you treat GSI's intellectual property. This is not only to avoid legal liability, but also to protect the Company's relationships with those firms.

When working with sensitive information about other companies, you should use that information in the proper context and make it available only to GSI associates who have a legitimate need to know. In presenting such information, disclose the identity of the organization or individuals only if necessary.

In the interest of preserving the Company's relationship with a customer or supplier, follow these procedures:

     Use such information only for the mutual benefit of the Company and that customer or supplier.
     Avoid unnecessary or inadvertent disclosures of the information. Carefully observe contractual obligations in your use of the customer or supplier's  information.

Because Confidentiality Agreements are important legal documents and can have unintended consequences if not carefully monitored, they should be entered into only with the approval of the Chief Executive Officer.

PRIVACY  OF  INFORMATION  ABOUT  ASSOCIATES
Information needed for administration of payroll, benefit plans, and for compliance with laws has resulted in collection, by GSI, of an increasing amount of personal data. We seek to minimize intrusiveness and maximize accuracy and confidentiality of such data. Such information is to be handled confidentially and securely. Company access to such information is limited to those who have legitimate, pertinent business needs. Entries to associate personnel files are to be factual, job-related, and accurate. Any information found to be in error will be corrected.

Requests for personnel information by persons outside the Company shall be referred to the Human Resources Representative at each location. Supervisors are not authorized to divulge such information without specific approval in each case. If you need further clarification on any issues relating to this area, contact your Human Resources Representative.

USE  OF  SOFTWARE
Sometimes we obtain computer software from another company. In addition to being copyrighted, computer software programs are usually subject to license agreements. These agreements restrict your use of the software. For example, a license may prohibit copying of the programs and restrict its use to a specified computer.

You should not copy software or use it on a different computer unless the license agreement permits such copying or use. Any authorized copies shall contain the proper copyright notice and other required notices of the vendor.

You should read and understand the software agreements governing the software you use and obtain assistance to understand the limitations on the use and copying of the software. If you have any questions regarding these agreements, you should contact the Information Technology Department.

INDUSTRIAL  ESPIONAGE
You may not acquire information about other companies through improper means. Examples of improper means are:

     Receiving information from a third party that was illegally or improperly acquired.
     Receiving confidential information of a company from present or former associates who are not authorized to disclose it.

We regularly acquire information about other companies in conducting our business. This is acceptable when this information is properly acquired.
Proper sources would include information which is published, in the "public domain," or information which is lawfully received from the owner or an authorized third party.

You have a responsibility not to misuse or take the trademarks, copyrights, patents, trade secrets, or other "intellectual property" of any individual, company, or organization including suppliers, customers, business partners, and competitors.

If you are offered proprietary information under suspicious circumstances, you should immediately consult Human Resources. Likewise, if you come into possession of information from another company that is marked "confidential," or that you believe is confidential, you should consult Human Resources. If our possession is improper, the necessary steps to correct this action will be taken.

POLITICAL  ACTIVITY  AND  CONTRIBUTIONS
Associates are encouraged to support their own parties and candidates. However, campaign work and fund raising must always be done on an associate's own time. Company resources may not be used to support political parties or candidates unless prior approval is received from the Chief Executive Officer.

Company contributions for political parties and candidates are subject to federal, state, local, and foreign laws. For example, federal law prohibits a corporation from making a contribution in connection with federal elections unless the corporation has a Political Action Committee (PAC). At this time, GSI does not have a PAC. If a planned contribution could in any way be looked upon as involving Company funds, property, or services, approval must be given by the Chief Executive Officer.

IMPROPER  PAYMENTS  OR  ACTIVITY
We will not directly or indirectly offer, solicit, make, or provide any kind of payments, favors, or contributions for the purpose of:

     Obtaining,  giving  or  keeping  business.
     Influencing customers, suppliers, or U.S. or foreign governmental entities including their officials or associates.
     Persuading any officials or associates of another company to fail to perform, or to improperly perform their duties.
     Influencing legislation or regulations other than through appropriate lobbying and legitimate political activity.

We  will  not  submit  to  extortion.

Any associate who is offered or has information concerning such payments, favors, or contributions should contact Human Resources.

ANTITRUST  LAWS
Free competition is healthy for business and good for consumers. The antitrust laws of the United States and the competition laws of other countries govern the day-to-day conduct of business in setting prices and other aspects of the purchasing and marketing of goods and services. These laws protect consumers from illegal anti-competitive actions such as price fixing and dividing of markets. It is vital to follow the laws of the United States and other countries that prohibit practices undermining vigorous competition. GSI will compete solely on the merits of its products and services. GSI will succeed by satisfying its customers' needs, not by unlawfully limiting a competitors' opportunities.

The following are possible violations of the antitrust laws which should be reviewed by our attorneys:

Agreements  with  dealers,  suppliers,  or  other  customers  to:
     Dictate  resale  prices.
     Give  preferential  pricing  or  terms.
     Restrict  marketing  efforts  (territory,  customers,  etc.).
     Require tie-in sales (require purchase of one product as condition of selling another).
     Engage  in  reciprocal  dealing.

Agreements  between  competitors  to:
     Agree  on  prices.
     Allocate  markets  or  customers.
     Boycott  certain  suppliers  or  customers.
     Limit  production  or  quality.

Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by our attorneys. Because verbal exchanges can be viewed as an agreement, you need to exercise extreme caution whenever you meet with customers or competitors.

Inevitably, you, other GSI associates, and competitors will attend the same industry or association meetings from time to time. Any contact or conversation with a competitor is dangerous simply because of the competitive relationship. All relations with competitors should be conducted as if they were completely in the public view, and it should be assumed that any conversation with a competitor may later be the subject of testimony given under oath by the competitor and other participants in the conversation who may be served with a subpoena from government investigators requiring an appearance before a grand jury. If a competitor raises any of the above issues (agreeing on pricing, allocating markets or customers, etc.), you should stop the conversation immediately and tell the competitor that under no circumstances can you discuss these matters. If you are concerned about a conversation, report the incident to the Chief Financial Officer.

INTERNATIONAL  BUSINESS
Special care must be taken to identify and accommodate the differences between international markets and those in the United States.

As a Company operating internationally, we encounter laws which may vary widely or, on occasion, conflict with one another. Local customs and practices with regard to business and social dealings may also vary from country to country. Our policy is to comply with all laws which apply in the countries where we do business, however these laws do not supercede the laws that govern us as a U.S. company. In other words, we must obey the laws of both countries. If an occasion arises where laws conflict, it is imperative to seek legal advice. In countries where common business practices might be less restrictive than those outlined in our Corporate Code of Conduct and Compliance Policy, we will follow the policies outlined in our Code. We must at all times adhere to U.S. law, regardless of the country in which we are operating.

FOREIGN  CORRUPT  PRACTICES  ACT
The Foreign Corrupt Practices Act and other U.S. laws prohibit the payment of any money or anything of value (i.e. gifts, meals, entertainment, etc.) to a foreign official, foreign political party (or official thereof), or any candidate for foreign political office for purposes of obtaining, retaining, or directing business. These restrictions also apply to consultants and agents acting on our behalf. A U.S. COMPANY MAY BE HELD RESPONSIBLE FOR A BRIBE MADE BY A FOREIGN SUBSIDIARY IF THE ARRANGEMENT HAD A SUFFICIENT RELATIONSHIP WITH THE U.S. PARENT SO THAT THE PROSECUTING AUTHORITIES HAVE REASON TO ALLEGE THAT THE U.S. PARENT KNEW WHAT WAS GOING ON. As a Company and as associates, we must strictly abide by these laws. No matter how pervasive bribery may be in some countries, no country openly defends the demand for, or the payment of, bribes as ethically permissible. A claim that the practice is "accepted" really means that it is tolerated when kept secret. Any violations or any solicitation to violate these laws must be reported immediately to the World Wide Vice President of Human Resources.

The Foreign Corrupt Practices Act may allow, depending on local law, "facilitating payments," such as payments for processing governmental papers, phone service, securing required permits, or obtaining adequate police protections - transactions which simply facilitate the proper performance of duties. Facilitating payments are not payments to pass goods that should not be
                                   ---
passed,  nor  are  they  payments  to  obtain  exclusive and unfair preferential
         ---
treatment. While Company policy does not prohibit such payments, associates are to seek advice in advance in cases where facilitating payments may be involved. Any such facilitating payments must be properly accounted for in the Company's records. In addition, no associate should retain the services of a foreign representative in any foreign country without first obtaining the approval of the World Wide Vice President of Human Resources.

EXPORT  CONTROLS
GSI's worldwide operations require an awareness of international trade laws. GSI, all its associates worldwide, and its joint venture partners, agents, distributors, and other representatives must comply with these laws, including U.S. trade sanctions, economic embargoes, and export and re-export controls.

The export of goods and technology from the United States is regulated by a number of very complicated laws and regulations. There are many factors in determining whether a product or technology can be exported, including the nature of the item, the country of destination, and the end-user or end-use. Export restrictions apply not only to the export of goods and services, but also to the licensing of software and the transfer of technology in many forms, such as plans, designs, training, consulting, and technical assistance. These restrictions can also apply to foreign-made products based on U.S. technology or that contain U.S. parts or components.

Conversations of a technical nature with a citizen of another country may be considered an export even when the foreign citizen is in the United States. When foreign visitors tour our facilities, what they see can be considered an export.

U.S. laws and regulations limit exports of certain products to customers designated by country, by name, or by intent with respect to the product. Also, the Treasury Department's Office of Foreign Assets Control administers prohibitions on commercial and financial transactions with selected countries, or nationals of those countries, by U.S. companies and foreign firms owned or controlled by U.S. companies, regardless of the product sold or purchased.
CURRENTLY,  TRADE  IS  SUBSTANTIALLY  RESTRICTED  OR  EMBARGOED  WITH  SEVERAL
COUNTRIES, INCLUDING CUBA, NORTH KOREA, LIBYA, IRAQ, IRAN, SUDAN, UNITA IN ANGOLA, AND "YUGOSLAVIA" (SERBIA AND MONTENEGRO).

Your  responsibility:

     Be  familiar  with U.S. export control laws, trade sanctions, and embargoes if  you  work  on  programs  involving  international  trade.
     Maintain complete and accurate records of international transactions. Consult with the Chief Financial Officer anytime you are dealing with a product  or  technology  intended  for  export.  You  must  have  the  necessary government  approvals  BEFORE  proceeding  with  the  export.
                       ------
     Accurately  complete  any  export  control  document.
     WATCH OUT FOR TRANSACTIONS THAT COULD BE A "COVER" FOR PROHIBITED SALES BY DIVERTING THE GOODS THROUGH VARIOUS CORPORATIONS OR COUNTRIES NOT SUBJECT TO RESTRICTIONS.
     SCREEN ALL INTERNATIONAL TRANSACTIONS TO ENSURE AGAINST DEALINGS WITH ANY INDIVIDUALS OR ENTITIES ON LISTS OF PROSCRIBED PARTIES MAINTAINED BY THE U.S. GOVERNMENT.

Some of these laws apply to "U.S. persons" which is defined to include all companies organized under the laws of any "U.S. jurisdiction" including unincorporated foreign branches, companies managed from a U.S. location, any U.S. citizen or permanent resident wherever located, any person actually in the U.S. and, for certain, purposes, foreign subsidiaries "owned or controlled" directly or indirectly by a U.S. company. SOME OF THESE LAWS APPLY TO ANY
PERSON  OF  ANY  NATIONALITY  ACTUALLY  DEALING  IN  U.S.  ORIGIN  ITEMS.

The regulations provide for imprisonment and substantial fines for directors, officers, and associates of any U.S. firm involved in willful violation of the regulations. The regulations may also apply to foreign subsidiaries or affiliates of GSI. Further, transactions with an entity with knowledge that the products will ultimately go to a restricted country may violate the regulations. These regulations are complicated and periodically may change as a result of legislative or executive action. Advice on specific transactions must be obtained from the Chief Financial Officer. REMEMBER, IT IS AGAINST THE LAW TO FACILITATE THE UNAUTHORIZED EXPORT OF ANY GSI PRODUCT.

ANTIBOYCOTT
U.S. law prohibits GSI from complying with or supporting a foreign country's boycott of another country which is "friendly" to the United States. In addition, GSI is required to report promptly to the U.S. government any request to support or to furnish information concerning a boycott. A foreign country or an entity associated with the country could make the request in bid invitations, purchase contracts, letters of credit, or orally in connection with a transaction. Because this is a complex legal area, if you identify or receive any boycott-related language or requests, report them to the Chief Financial Officer who will consult with the proper advisors. The law also requires that all direct or indirect requests to take boycott related actions (including requests to provide information or to agree to boycott related terms) be reported to the U.S. government. Because the laws and regulations governing international boycotts are complex and revised often, it is important that you consult with the Chief Financial Officer on potential boycott related issues.

SUMMARY
We realize that it can be very frustrating when our competitors may not play by the same rules. It can be even more frustrating if the practice in question is commonly accepted in a particular area or country. However, neither of these rationalizations are acceptable for breaking the law. Losing a sale is better than defending your actions in court, which can result in expensive litigation, embarrassment, and a loss of confidence with colleagues and customers. If the choice was as simple as losing a sale or sitting in a jail cell, the choice would be simple; keep it simple!

LEGAL  COMPLIANCE
It is the Company's intent to conduct its business in a way that not only conforms to the letter of the law, but also promotes the spirit of fairness and honesty behind the law.

Since we operate in a very regulated legal environment, you must become familiar with and comply with the laws and regulations which govern your area of responsibility. Decisions regarding the application of particular laws should not be made without consulting with our attorneys. You are not authorized to take any action which our attorneys have advised would constitute a violation of the law. All legal issues and contract signings must be reviewed with the Chief Executive Officer.

                              YOUR RESPONSIBILITIES
                              ---------------------
                                  TO THE COMPANY
                                 ---------------


HARASSMENT  FREE  WORKPLACE
Harassment may take many forms, from overt advances to demeaning comments, jokes, language, and gestures. SUCH BEHAVIOR MAY BE PERCEIVED AS HARASSMENT, EVEN IF IT'S NOT INTENDED THAT WAY.

Harassment may occur when the words, actions, or behavior of members of the work group create an intimidating, hostile, or offensive work environment. This type of harassment doesn't necessarily involve a direct threat to job benefits, but can be destructive to a positive work environment.

If someone does make unwanted sexual advances toward you, remember that no one may threaten your job, your evaluation, your pay, or your work assignments because you rejected a sexual advance.

We must be sensitive to how others could perceive our behavior. To determine if behavior is appropriate, ask yourself if you'd like to see it reported on the 6 p.m. news.

If you feel you are being harassed, sexually harassed, or discriminated against, tell the harasser clearly that the behavior is offensive and unwelcomed, and that if it does not stop immediately, you will take action. If you are not comfortable confronting the harasser or if the behavior continues, tell your supervisor or speak directly to a Human Resources Representative.

GSI  PROHIBITS  HARASSMENT IN ANY FORM.  REPRISALS OR RETRIBUTION AGAINST ANYONE
WHO  LODGES  A  COMPLAINT  WILL  NOT  BE  TOLERATED.

CONFLICT  OF  INTEREST
You are expected to avoid situations where the private interests of you or members of your family could conflict or reasonably appear to conflict with the interests of the Company. It is unfair for associates to be put, or to put themselves, into a position where their loyalties are divided.

You should not have any business or financial relationships with dealers, customers, suppliers, or competitors that could influence or appear to influence you in carrying out your responsibilities. This would include the ownership of stock in their companies. However, ownership of a nominal amount of stock in a publicly owned company whose stock is traded on a national stock exchange or over the counter would not be considered a conflict unless the amount was large enough to influence you, normally this is defined as more than 10% of the outstanding stock. You may not work in any capacity for a competitor, dealer, customer, or supplier whether as an associate, consultant, or advisor of any type without prior approval from the Vice President of Human Resources.

You must disclose any potential conflict of interest to your supervisor so it can be resolved. If you are not sure if your situation or relationship with another organization might conflict with your job performance or the Company's interests, you should discuss it with your supervisor or a Human Resources Representative. Most potential conflict situations are readily resolved, and it is always best for you to raise your concerns before it becomes an issue.

OUTSIDE  ACTIVITIES
An associate's primary work obligation is to GSI. Associates should avoid outside employment or activities that would have a negative impact on the performance of their job with GSI, or conflict with their obligation to GSI. No associate may engage in work or work-related activities for profit or personal interest during hours while on Company duty, other than for and on behalf of GSI.

RELATIONSHIPS  WITH  FELLOW  ASSOCIATES
With the growth of two-career families and the expansion of our industry, you may find yourself in a situation where your spouse, another member of your immediate family, or someone else you are close to is a competitor or supplier of GSI, or is employed by GSI. While everyone is entitled to choose and pursue a career, such situations call for extra sensitivity to security, confidentiality, and conflicts of interest. The closeness of the relationship might lead you to inadvertently compromise GSI's interest. There are several factors to consider in assessing such a situation:

     The  relationship  between  GSI  and  the  other  company.
     The nature of your responsibilities as a GSI associate and those of the person close to you.
     The  access  each  of  you has to your employer's confidential information.

It is your responsibility to bring any potential conflict to the attention of your supervisor. The supervisor has the responsibility to seek guidance from higher levels of management.

UNAUTHORIZED  USE  OF  COMPANY  PROPERTY/SERVICES
You may not use Company property and services for the personal benefit of yourself or someone else unless the use has been properly approved for general associate use or for a specified purpose.

NO  COMMUNICATION  SHOULD  BE  PLACED  ON  GSI  LETTERHEAD  THAT IS NOT STRICTLY
BUSINESS  RELATED  AND  FOLLOWS  THE  POLICIES  CONTAINED  WITHIN  THIS  CODE.

ASSOCIATE  PRIVACY
Associates should not place personal information or items in or on Company property if they do not want such information or items subjected to disclosure to GSI. If necessary, GSI may search associate work spaces (including desks and computer systems), voice mail, credit card records, or other areas or items which are Company property.

REPORTING  OF  HOURS  WORKED
Each of us has an obligation to productively use the time paid for by GSI. If your location utilizes Workforce for recording of hours worked, you are responsible for badging in and out each day. If your location is not equipped for Workforce, your location will discuss with you the method for recording of hours. All associates shall report only the true and actual number of hours worked by them. Reporting of hours not worked (i.e. holiday or disability pay), but for which pay is received, must also be true and accurate.

All associates must complete an "Absence Report" when they are unable to work, and note on the document the applicable reason (sick, personal, business travel, vacation, etc.). This form can either be submitted online at GSI's intranet site, or an actual form can be completed and then faxed to the corporate Human Resources Department located in Assumption, Illinois (217-226-6250) so that they may determine if any pay adjustments need to be made.

EXPENSE  REPORTS
Business expenses properly incurred in performing Company business must be documented promptly with accuracy and completeness on expense reports following the Company policies and procedures for expense reporting.

All computer, cellular phone, and electronic related purchases require prior approval from the Information Technology Department. The Manager of Telecommunication's name must appear on the expense report in order for the expense to be reimbursed. This includes equipment, software, updates/upgrades, accessories, etc.

Whenever possible, office supplies should be obtained at the Assumption office through the Fleet Manager. These items are purchased at a volume discount which represents a savings over smaller individual purchases. If supplies are needed in an emergency situation or specialty items are necessary, phone approval from the associate's supervisor for items over $50.00 will be required for reimbursement.

Expenses for items such as personal clothes cleaning, in-room movies, etc. will not be reimbursed.

QUALITY
GSI is committed to providing quality to its customers. Every day thousands of individual tasks must be completed successfully if the Company is to provide products and services that meet or exceed the customers' expectations and fulfill the Company's contractual obligations.

"Quality" at GSI means doing the job right, on time, and always to the total satisfaction of the customer. Quality does not come from an "after the fact" repair or rework job. It is more than a quality end product or service - it is an attitude that results in our doing our jobs ethically, honestly, and with integrity.

SAFEGUARDING  COMPANY  ASSETS
Besides its people, GSI's most important asset is its intellectual property, including its physical property, technology, copyrights, patents, trademarks, trade secrets, and other proprietary information. Each associate is responsible for protecting GSI's intellectual property by maintaining the confidentiality of GSI's trade secrets and other confidential information.

Managers are responsible for setting up and keeping good controls to protect Company assets from loss or unauthorized use. All of us are responsible for protecting the Company by assisting in preventing waste and theft and assuring the integrity of the controls.

CONFIDENTIAL  AND  PROPRIETARY  INFORMATION
You will have access to and become knowledgeable about sensitive information which is very valuable to the Company. We are all responsible for protecting the confidentiality of such information.

Sensitive business information requiring protection includes, for example, non-public financial information, product and business plans, manufacturing processes, pricing strategies, inventions, customers' lists, materials developed for in-house use, and compilations of information which give the Company a competitive advantage. Proprietary of confidential information that you develop as part of your job is Company property.

Use or disclosure of this sensitive information must be for Company purposes only and not for personal benefit or the benefit of competing interests. Also, the disclosure of such information should be limited only to those inside or outside the Company who have a legitimate need to know.

Your responsibility to keep this type of information confidential continues even after your employment with the Company ceases.

MEDIA  CONTACT  AND  PUBLIC  DISCUSSION
News media contact, responses, and public discussion of Company business should only be made through the Vice President of Human Resources. If you are questioned by news reporters or similar persons, you should refer them promptly to the Vice President of Human Resources.

We must exercise particular care when considering the release of sensitive or material information. Failure to observe this policy can cause tremendous harm and spread misinformation. In some cases, it may violate Security Exchange Commission (SEC) rules and regulations. Therefore, think before you speak!

                            ASSISTANCE AND COMPLIANCE
                            -------------------------


HOW  TO  RAISE  AN  ETHICAL  ISSUE
We all share a responsibility to protect the Company's reputation, but we realize it takes courage to raise an ethical issue - especially if it involves a situation in your work area. REST ASSURED, THE COMPANY WILL SUPPORT YOU IN
CARRYING  OUT  YOUR  RESPONSIBILITY.

The best course of action when you have an ethical problem is to discuss it with the appropriate individual. Every associate should report any conduct which he or she believes in good faith to be a violation or apparent violation of the Code. All supervisors are to maintain an "open door" policy regarding associate questions, including those of business conduct and ethics. Associates should raise a question of ethical behavior before it happens, rather than afterwards. You should feel free to consult your supervisor or any other appropriate individual in the Company when you need assistance, such as the Vice President of Human Resources.

If you prefer to raise an ethical issue anonymously, you can write your concerns in a personal letter addressed to the Vice President of Human Resources.

Anyone contacted with a request for assistance has a responsibility to follow up on the request and to take very practical and reasonable measures to ensure your relationship with the Company is not adversely affected.

EXCEPTIONS  TO  THIS  CODE
The Corporate Code of Conduct and Compliance Policy cannot cover all the situations you will encounter and certain policies have exceptions. If you encounter a situation where the application of the Code seems inappropriate, consult with your supervisor or senior management. If necessary, they can then consult with other appropriate personnel to determine if an exception is in order.

COMPLIANCE  REPORTING  AND  INVESTIGATIONS
You are responsible for understanding and complying with our Corporate Code of Conduct and Compliance Policy. Your supervisor is responsible for assisting you in understanding the Code and being aware of the ethical quality of your business behavior. You also have a responsibility to report any suspected violations of this Code to senior management. NO ASSOCIATE ACTING IN GOOD FAITH WILL SUFFER ANY ADVERSE ACTION OR CAREER DISADVANTAGE FOR QUESTIONING A COMPANY PRACTICE OR REPORTING A SUSPECTED VIOLATION OF THIS CODE OR OTHER IRREGULARITY. Associates are expected to cooperate in the investigation of any alleged violation of applicable laws or regulations, of the Code, or of the Company's related policies and procedures.

The Company will investigate all possible Code violations. In doing so, it will respect the rights of all parties concerned.

The identity of associates reporting possible violations will be kept confidential - unless the Company is required to reveal it to carry out the Code or required by applicable law or judicial process.

DISCIPLINARY  MATTERS
GSI's strength is its talented and energetic group of associates throughout the world. GSI's management has every confidence that this Code will succeed, and we trust that each of you will recognize that we must adhere to the standards of this program if we are to be the leader in our field. Though we are confident that we can count on every member of the GSI team to do his or her part, deviations from our business conduct standards will not be tolerated. Disciplinary action will be taken against any individual who is found to have authorized, condoned, participated in, or concealed actions that violate these standards; against any individual who knowingly falsely accuses another associate of a violation of a law policy or these standards, or who raises any ethical or compliance issue under false pretenses; against any supervisor who disregards or approves a violation, or who fails to prevent or report violations; and against supervisors who retaliate, directly or indirectly, or encourage others to retaliate against an associate who reports a violation of these standards.

The Company, at its discretion, will impose appropriate discipline for violations of the Code, up to and including termination of employment.

Failure to comply with the standards contained in the Code may also result in referral of individual misconduct for criminal prosecution and reimbursement to the Company, the government, or other parties for any losses or damages resulting from the violation.

INDIVIDUAL  JUDGMENT
The Corporate Code of Conduct and Compliance Policy is intended to help all of us better understand what we believe to be in the best interest of everyone associated with GSI. Ultimately, however, you need to depend on your own individual judgment in deciding on the correct course of action. As you think about a particular situation, you should consider the following facts to help you arrive at a satisfactory answer:

     Is  my  action  consistent  with  GSI's  virtues?
     Is my action consistent with approved Company policies or practices? Does my action give the appearance of impropriety?
     Will my action bring discredit to an associate, the Company, or myself if disclosed?
     Can I defend my action to my supervisor, other associates, and to the general public?
     Does  my  action  meet  my  personal  code  of  behavior?
     Does my action conform to the spirit of this Corporate Code of Conduct and Compliance Policy?

The GSI Corporate Code of Conduct and Compliance Policy is intended to reflect the collective good judgment and common sense of all of us. Whenever you see a situation where this is not the case, you have the responsibility TO MAKE A DIFFERENCE so the situation can be changed for the better.

OTHER  INFORMATION  (CORPORATE  POLICIES  AND  PROCEDURES)
The Corporate Code of Conduct and Compliance Policy is supported and supplemented by other corporate polices and procedures (for example: Associate Handbook, Electronic Media Policy, Equal Employment Opportunity Policy,
Associate Conduct and Work Rules, Drug and Alcohol Policy, Progressive Discipline Policy, Sexual and Other Unlawful Harassment Policy, At-Will Employment

Policy, Basic Business Records Retention Policy, No Solicitation/No Distribution Policy, Travel Policy, Associate Patent and Confidential Information Agreement, etc.). These policies and procedures provide clear and specific directions concerning everyday business practices and behavior. Associates wishing to consult a particular corporate policy or procedure should ask their supervisor or a Human Resources Representative.

                               THE GSI GROUP, INC.

   CERTIFICATION OF COMPLIANCE WITH THE CORPORATE CODE OF CONDUCT AND COMPLIANCE
                                     POLICY


I have received a copy of The GSI Group, Inc.'s Corporate Code of Conduct and Compliance Policy dated April 3, 2006. I understand that the Code provisions represent the policies of The GSI Group, Inc., its subsidiaries, and divisions.

I have read and understand the Corporate Code of Conduct and Compliance Policy. I acknowledge that it is my responsibility to comply with the Code and to ensure that anyone who reports to me also complies. I am aware of my continuing obligation to bring to the attention of my supervisor and/or senior management any activity that appears to be in violation of or inconsistent with this Code.


Signature          ____________________________________

Printed  Name     ____________________________________

Associate  #          ____________________________________

Date               ____________________________________



   UNITED STATES FACILITIES: RETURN THIS FORM TO YOUR LOCATION'S HUMAN RESOURCES
                                 REPRESENTATIVE.
      INTERNATIONAL FACILITIES: RETURN THIS FORM TO THE MANAGING DIRECTOR.